UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                       FORM 15

          CERTIFICATION  AND  NOTICE OF  TERMINATION OF  REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:  1-7275


                                    ConAgra, Inc.
           ---------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


            One ConAgra Drive, Omaha, Nebraska 68102-5001  (402) 595-4000
           ---------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              $25 Class E Cumulative Convertible Voting Preferred Stock
           ---------------------------------------------------------------
               (Title of each class of securities covered by this Form)

                             $5.00 par value Common Stock
           ---------------------------------------------------------------
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please  place  an  X  in  the  box(es)   to  designate,  the
          appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  /X/      Rule 12h-3(b)(1)(i)  /_/
               Rule 12g-4(a)(1)(ii) /_/      Rule 12h-3(b)(1)(ii) /_/
               Rule 12g-4(a)(2)(i)  /_/      Rule 12h-3(b)(2)(i)  /_/
               Rule 12g-4(a)(2)(ii) /_/      Rule 12h-3(b)(2)(ii) /_/
                                             Rule 15d-6           /_/

               Approximate   number  of  holders   of  record  as   of  the
          certification or notice date:  0

               Pursuant to the requirements of the Securities Exchange Act of 1934 ConAgra, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

          Date: December 8, 1995   By:/s/ James P. O'Donnell
                                   James P. O'Donnell
                                   Senior Vice President and
                                   Chief Financial Officer












          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.